Exhibit 99.2

June 26, 2009

Robert J. Krolik
VIA HAND DELIVERY

Dear Rob:

On behalf of Move, Inc. (the “Company”), it is with great pleasure that I extend to you our offer of employment.  The specifics of this offer are as follows:

JOB TITLE:	Chief Financial Officer, Move, Inc.

START DATE:	To be mutually agreed upon, but as soon as practicable.

SUPERVISOR:	Steven H. Berkowitz

ANNUAL SALARY:	$325,000

BONUS:	Performance bonus of up to 50% of your annual salary at target, with the ability to earn up to 100% for outstanding performance in excess of target (see below)

STOCK OPTIONS:	750,000 stock options (see below)

RESTRICTED STOCK GRANT	150,000 shares of restricted stock (see below)

RESTRICTED STOCK UNITS:	225,000 units (see below)

VACATION:	Four Weeks (20 days) per anniversary year

LOCATION:	The Company’s offices in Campbell, California.

EMPLOYMENT STATUS:	Exempt, Regular-Full Time Employee

On your start date you will be granted 750,000 stock options in the Company which will constitute incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to the maximum extent permitted by law, NASDAQ rules or the applicable stock option plans.  The option exercise price will be set equal to the closing price of the Company’s common stock on your start date, and vesting will take place quarterly from your grant date over a 48 month period.   Such stock options shall either be granted under and governed by the terms of the Company’s stock option plans or shall be granted as an “inducement” stock option grant outside of the Company’s stock option plans.  Your stock options shall be governed by the Company’s stock option plans and agreements under which they are granted except as specifically set forth in the Company’s Executive Retention and Severance Agreement a copy of which is attached hereto (the “Severance Agreement”).  You will become a party to the Severance Agreement effective as of the execution of such Severance Agreement.

Also on your start date, you will be granted 150,000 restricted shares of the Company’s common stock, which shall vest as follows: (i) 50,000 of such restricted shares shall vest on the first anniversary of your start date subject to your continued employment with the Company, (ii) 50,000 of such restricted shares shall vest on the second anniversary of your start date subject to your continued employment with the Company, and (iii) 50,000 of such restricted shares shall vest on the third anniversary of your start date subject to your continued employment with the Company.  The restricted stock shares shall be governed by the standard legends governing the Company’s restricted stock.

30700 Russell Ranch Road, Westlake Village, CA 91362 ● 805-557-2300 ● Fax: 805-557-2688

In addition, on your start date you will be awarded 225,000 performance-based restricted stock units. Under the terms of such award, you may earn such units of the Company’s common stock based on the attainment of certain performance goals relating to the Company’s revenues and EBITDA (such performance goals for the following periods to be agreed upon with the Company in good faith) as follows: (i) 75,000 units for the fiscal year ending December 31, 2010, (ii) 75,000 units for the fiscal year ending December 31, 2011, and (iii) 75,000 units for the fiscal year ending December 31, 2012.  The terms of your award agreement shall be similar to the terms provided to the other senior executives of the Company regarding the award of such performance-based restricted stock units. You acknowledge receipt, under separate cover, of the guidelines pertaining to the stock ownership of senior executives of the Company as adopted by the Company’s Board of Directors.

You will be entitled to participate in the Company’s 2009 and subsequent executive bonus plans, as adopted in the Company’s sole discretion, with the potential to earn up to 50% of your annual base salary if your performance targets are met, and if you significantly exceed your performance objectives you may receive a bonus in excess of your target bonus, up to a maximum of 100% of your annual base salary.  For 2009, the amount of any bonus earned will be prorated based on the portion of the year remaining as of your start date.

Your base salary, equity compensation level and bonus opportunity shall be reviewed on an annual basis by the Compensation Committee of the Company’s Board of Directors and may be increased from time to time, in the discretion of the Compensation Committee of the Board of Directors.

You will be reimbursed for your reasonable expenses incurred on behalf of the Company in accordance with the Move, Inc. Travel & Entertainment Policy, as applicable to senior executives, including air travel and other transportation expenses, hotel accommodations, and telecommunications expenses.  All reimbursements of expenses shall be made promptly in accordance with the Move, Inc. Travel & Reimbursement Policy, provided, however, that (i) any payments or reimbursements provided in any one calendar year shall not affect the amount of payments or reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (iii) such rights shall not be subject to liquidation or exchange for another benefit.

Please note that this offer is contingent upon demonstration of your legal right to work in the United States.  On your first day of work, new hire documents will be completed to assure that there is no delay in the processing of your paycheck. In accordance with federal law, you will be required to provide documentation to Human Resources within seventy-two (72) hours of your commencement of employment verifying your employment eligibility.  Additionally, you will be required to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement and Code of Conduct Policy.

As a regular, full-time employee, you will also be eligible for group health, disability and life insurance, and other fringe benefits, that are made available by the Company to other similarly situated employees pursuant to the terms and conditions set forth in the applicable benefit plans and policies.  Further details are available in your new hire materials.

This letter is not intended to be an employment contract and, unless expressly agreed otherwise in writing signed by the Chief Executive Officer of the Company and you, your employment is at-will.  This means that you have the right to resign at any time with or without cause, with or without notice.  Likewise, Move, Inc. retains the right to terminate your employment at any time with or without notice, with or without cause.

We are very pleased to extend this offer to you.  I join the rest of the Move, Inc. team in looking forward to working with you, and know that our success will be even greater with you aboard.

Please indicate your acceptance of this offer by faxing this signed offer letter to our General Counsel, Jim Caulfield at (805) 557-2689.  In addition, please bring the original signed offer letter with you on your first day of work.

Sincerely,

/s/ Steven H. Berkowitz       6/30/09

Steven H. Berkowitz
Chief Executive Officer
Move, Inc.

I have read and understand the terms of this offer and consent to all of the terms and provisions contained herein.

/s/ Robert J. Krolik	Date June 26, 2009
Robert J. Krolik

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